EXHIBIT 99.1

BBSI Reports Second Quarter 2026 Financial Results

- Revenues up 4% to $319.3 Million and Gross Billings up 3% to $2.29 Billion -

VANCOUVER, Washington, August 5, 2026 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 Financial Summary vs. Year-Ago Quarter

•
Revenues up 4% to $319.3 million.
•
Gross billings up 3% to $2.29 billion.
•
Average worksite employees (“WSEs”) up 0.5%.
•
Net income of $12.9 million, or $0.52 per diluted share, compared to net income of $18.5 million, or $0.70 per diluted share.

“BBSI delivered second quarter results in line with the trends we've been communicating, with strong new client additions once again exceeding our expectations," said Gary Kramer, President and CEO of BBSI. "Continued softness in client hiring remains our primary growth headwind and has not yet shown the recovery we had anticipated. We saw positive client pricing trends improve throughout Q2 as the workers' compensation market continues to firm up. This has been offset by a slowing of favorable prior-year claims adjustments — a trend we're seeing across the industry. We continue to view 2026 as the low point for margin as our cumulative pricing actions continue to build in the periods ahead.”

Second Quarter 2026 Financial Results

Revenues in the second quarter of 2026 increased 4% to $319.3 million compared to $307.7 million in the second quarter of 2025.

Total gross billings in the second quarter of 2026 increased 3% to $2.29 billion compared to $2.23 billion in the same year-ago quarter (see “Key Performance Metrics” below). The increase was driven by growth in professional employer (“PEO”) services, primarily resulting from increased WSEs from net new clients, as well as higher average billings per WSE per day.

Workers’ compensation expense as a percent of gross billings was 2.5% in the second quarter of 2026, which included favorable prior year liability and premium adjustments of $2.0 million. This compares to 2.1% in the second quarter of 2025, which included favorable prior year liability and premium adjustments of $8.8 million.

Net income for the second quarter of 2026 was $12.9 million, or $0.52 per diluted share, compared to net income of $18.5 million, or $0.70 per diluted share, in the year-ago quarter.

Liquidity

As of June 30, 2026, unrestricted cash and investments were $67.9 million compared to $91.9 million as of March 31, 2026. BBSI remained debt free at quarter end.

Capital Allocation

Continuing under the Company’s stock repurchase program established in August 2025, BBSI repurchased $15.0 million of common stock in the second quarter, comprising 486,811 shares at an average price of $30.92. At June 30, 2026, approximately $40.3 million remained available under the $100 million repurchase program.

The Company paid $1.9 million of dividends in the quarter, and BBSI’s board of directors confirmed its next regular quarterly cash dividend at $0.08 per share. The cash dividend will be paid on September 4, 2026, to all stockholders of record as of August 21, 2026.

Through a combination of stock repurchases and dividends, year-to-date capital returned to shareholders totaled more than $39 million.

Outlook

BBSI is updating its outlook for 2026 as follows:

•
Gross billings growth of 3% to 4%.
•
Growth in the average number of WSEs of 2% to 3%.
•
Gross margin as a percent of gross billings of 2.70% to 2.75%.
•
Effective annual tax rate to remain at 26% to 27%, excluding the one-time charge related to prior-year tax credits.

Conference Call

BBSI will conduct a conference call on Wednesday, August 5, 2026, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the second quarter ended June 30, 2026.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, August 5, 2026
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-800-717-1738
International dial-in number: 1-646-307-1865
Conference ID: 1103264

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at ir.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through September 5, 2026.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 1103264

Key Performance Metrics and Non-GAAP Financial Measures

During the first quarter of 2026, the Company recorded tax-effected charges of $11.6 million related to the disallowance of certain wage-based tax credits claimed in prior years. This charge was recorded within provision for income taxes on our condensed consolidated statements of operations. We have excluded this charge from our non-GAAP measures as it relates to prior periods and is not indicative of our current or future operational performance.

The reconciliation of net loss and diluted loss per share to non-GAAP net income and non-GAAP diluted income per share for the six months ended June 30, 2026 is shown in the table below (in thousands, except per share amounts):

	(Unaudited)
	Six Months Ended
	June 30,
	2026
	Net (Loss) Income	Diluted (Loss) Income Per Share
GAAP net loss	$(1,933)	$(0.08)
Non-recurring tax adjustment	11,565	0.47
Non-GAAP net income	$9,632	$0.39
Weighted average number of diluted common shares outstanding		24,689

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as important performance metrics in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three and six months ended June 30, 2026 and 2025.

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Gross billings	$2,292,861	$2,234,472	$4,454,132	$4,323,141
PEO and staffing wages	$1,984,228	$1,939,966	$3,848,893	$3,749,434

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
PEO and staffing wages	86.5%	86.8%	86.4%	86.7%
Payroll taxes	6.9%	7.0%	7.5%	7.5%
Benefit costs	1.3%	0.8%	1.3%	0.8%
Workers' compensation	2.5%	2.1%	2.4%	2.3%
Gross margin	2.8%	3.3%	2.4%	2.7%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

	(Unaudited)
	Three Months Ended June 30,
	2026	Year-over-year % Growth	2025	Year-over-year % Growth
Average WSEs	139,712	0.5%	138,969	8.0%
Ending WSEs	141,561	0.6%	140,671	8.2%

	(Unaudited)
	Six Months Ended June 30,
	2026	Year-over-year % Growth	2025	Year-over-year % Growth
Average WSEs	137,353	1.2%	135,714	7.8%
Ending WSEs	141,561	0.6%	140,671	8.2%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 8,200 PEO clients in all 50 states. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events and financial outlook are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could affect future results include: our ability to retain current clients and attract new clients; technology disruption, including the displacement of employees through the adoption of AI and automation by our clients; the outcome of audits and other determinations by the IRS; difficulties associated with integrating clients into our operations; economic trends in the Company’s service areas and the potential effects of changing governmental policies, including those related to immigration, tariffs, other trade policies, or climate regulation; risks to our business and the business of our clients arising from current or future tariffs or other trade restrictions, supply chain issues, changes in labor force, or geopolitical instability, including the wars in Ukraine and Iran, other conflicts in the Middle East, and the potential for future conflicts or disruptions in other parts of the world; natural disasters; the potential for material deviations from expected future workers’ compensation claims experience; changes in the workers’ compensation regulatory environment in the Company’s primary markets; PEO client benefit costs, particularly with regard to health insurance benefits; security breaches or failures in the Company’s information technology systems; collectability of accounts receivable; changes in executive management; changes in effective payroll tax rates and federal and state income tax rates; the carrying values of deferred income tax assets and goodwill (which may be affected by our future operating results); the effects of inflation on our operating expenses and those of our clients; the impact of and potential changes to the Patient Protection and Affordable Care Act, escalating medical costs, and other health care legislative initiatives on our business; the impact of the One Big Beautiful Bill Act and other recently enacted legislation on our business; the effect of changing monetary policy, interest rates and conditions in the global capital markets on the Company’s investment portfolio; and the availability of capital, borrowing capacity on our revolving credit facility, or letters of credit necessary to meet state-mandated surety deposit requirements for maintaining our status as a qualified self-insured employer for workers’ compensation coverage or our insured program. Other important factors that may affect the Company’s prospects are described in the Company’s 2025 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(in thousands)	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$27,037	$95,033
Investments	40,852	62,154
Trade accounts receivable, net	301,492	248,626
Income taxes receivable	—	2,965
Prepaid expenses and other	24,583	18,652
Restricted cash and investments	72,353	97,210
Total current assets	466,317	524,640
Property, equipment and software, net	74,031	67,230
Operating lease right-of-use assets	23,236	23,218
Restricted cash and investments	91,616	106,216
Goodwill	47,820	47,820
Other assets	8,256	9,869
Deferred income taxes	—	74
Total assets	$711,276	$779,067
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,003	$7,433
Accrued payroll and related benefits	272,487	237,783
Payroll taxes payable	48,462	62,463
Income taxes payable	10,565	—
Current operating lease liabilities	7,238	6,969
Current premium payable	22,327	38,992
Other accrued liabilities	9,436	19,357
Workers' compensation claims liabilities	30,367	32,875
Total current liabilities	407,885	405,872
Long-term workers' compensation claims liabilities	67,539	75,709
Deferred income taxes	115	—
Long-term premium payable	—	26,025
Long-term operating lease liabilities	17,259	17,484
Customer deposits and other long-term liabilities	14,698	12,977
Stockholders' equity	203,780	241,000
Total liabilities and stockholders' equity	$711,276	$779,067

Barrett Business Services, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2026	2025	2026	2025
Revenues:
Professional employer services	$304,969	$290,170	$597,966	$565,096
Staffing services	14,299	17,487	28,307	35,127
Total revenues	319,268	307,657	626,273	600,223
Cost of revenues:
Direct payroll costs	10,634	13,165	21,116	26,471
Payroll taxes	158,165	155,026	332,261	324,416
Benefit costs	28,918	18,251	56,366	35,867
Workers' compensation	56,697	47,956	108,491	97,586
Total cost of revenues	254,414	234,398	518,234	484,340
Gross margin	64,854	73,259	108,039	115,883
Selling, general and administrative expenses	47,194	48,188	94,674	93,026
Depreciation and amortization	2,257	2,038	4,430	3,996
Income from operations	15,403	23,033	8,935	18,861
Other income (expense):
Investment income, net	1,910	2,300	3,932	4,920
Interest expense	(42)	(44)	(84)	(88)
Other, net	52	41	102	99
Other income, net	1,920	2,297	3,950	4,931
Income before income taxes	17,323	25,330	12,885	23,792
Provision for income taxes	4,453	6,876	14,818	6,359
Net income (loss)	$12,870	$18,454	$(1,933)	$17,433
Basic income (loss) per common share	$0.53	$0.72	$(0.08)	$0.68
Weighted average number of basic common shares outstanding	24,348	25,592	24,689	25,700
Diluted income (loss) per common share	$0.52	$0.70	$(0.08)	$0.66
Weighted average number of diluted common shares outstanding	24,708	26,215	24,689	26,309

Investor Relations:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@gateway-grp.com